                           ASSET PURCHASE AGREEMENT
                           ------------------------

     This Asset Purchase Agreement ("Agreement") is made effective as of September 9, 1998, by and between JONES CABLE INCOME FUND 1-B/C VENTURE, a Colorado partnership (Federal Tax I.D. No. 84-1076581), with offices at 9697 E. Mineral Avenue, Englewood, Colorado 80112 ("Seller"); JONES INTERCABLE, INC., a Colorado corporation (for the limited purposes hereinbelow set forth); and FALCON COMMUNITY VENTURES I LIMITED PARTNERSHIP, a California limited partnership, with offices at 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024 ("Buyer").

     WHEREAS, Seller owns and operates cable television systems located in the cities of Myrtle Creek, Winston, Riddle, and Canyonville, and in certain unincorporated areas of Douglas County, all in the State of Oregon (all cable television systems owned and operated by Seller in such locations collectively referred to herein as "the System"); and

     WHEREAS, Buyer desires to buy and Seller desires to sell all those assets, tangible and intangible, of Seller, used or useful in the operation of the System, pursuant to the terms hereof;

     NOW, THEREFORE, in consideration of these premises, and the mutual covenants, conditions, and promises hereinafter set forth, the parties hereto represent, warrant, and agree as follows:

     1.0   SALE AND PURCHASE OF ASSETS.
           ---------------------------

           1.1   Assets to be Sold.  Subject to the terms and conditions hereof,
                 -----------------
Seller, in consideration of Buyer's payment of the Purchase Price (as defined in Section 2.0), shall sell, transfer, convey, assign, and deliver to Buyer at the Closing (as defined in Section 3.0), free and clear of all liabilities, liens, conditions, and encumbrances (except for those allowed in Section 5.7 below), and Buyer shall purchase from Seller at the Closing, all of the tangible and intangible assets of Seller used or useful in connection with the System (other than those contracts and other intangibles expressly excluded from assumption hereunder), including but not limited to the following:

                 1.1.1   Personal Property.  Except for any items that are
                         -----------------
excluded from assignment pursuant to Section 1.2, below, all machinery, equipment (including all equipment on each headend site, receivers, processors, modulators, trunk amplifiers, taps, scramblers, converter/decoders and stand-by power), tools, vehicles, furniture, fixtures, leasehold improvements, office equipment, plant, subscriber installations, inventory (including but not limited to traps, test equipment, converters, tools, and other materials and supplies), and other tangible personal property relating to or used by the System, including but not limited to all of the assets identified and described in
Schedule 1.1.1 hereto, plus such additions thereto and less any deletions therefrom as arise in the ordinary course of business between the date of this Agreement and the Closing Date (all of the foregoing hereinafter collectively referred to as the "Personal Property");

          1.1.2          Real Property.  All leasehold interests in real
                         -------------
property ("Leases"), except for any that are excluded from assumption pursuant to Section 1.3.1, below, and all other interests in real property, including all easements and rights of way, and all improvements, buildings, structures, towers, and fixtures located thereon, which are used or useful in the operation of the System at all locations of the System, including but not limited to all real property interests described in Schedule 1.1.2 hereto, and specifically including the property on which the System's headend equipment is located and any easements related thereto (all of the foregoing hereinafter collectively referred to as the "Real Property");

          1.1.3          Governmental Licenses.  Except for any that are
                         ---------------------
excluded from assignment pursuant to Section 1.2, below, all municipal, state, and federal licenses or franchises to provide cable television service, applications for such licenses or franchises (if any), domestic satellite, CARS, business radio, and other licenses granted by the Federal Communications Commission (hereinafter "FCC"), the Federal Aviation Administration (hereinafter "FAA"), or any other administrative agency, and all authorizations and permits relating to the System granted to Seller by any governmental instrumentality, including but not limited to those described in Schedule 1.1.3 hereto (all of the foregoing hereinafter collectively referred to as the "Licenses");

          1.1.4          Contracts.  Except for any that are excluded from
                         ---------
assumption pursuant to Section 1.3.1, below, all contracts, personal property leases, pole attachment agreements, purchase orders, commitments, and other agreements relating to the System, whether written or oral, including but not limited to those described in Schedule 1.1.4 hereto, and all subscriber service agreements and such additional contracts and agreements as Seller may have relating to the operation of the System made in the ordinary course of business (all of the foregoing hereinafter collectively referred to as the "Contracts");

          1.1.5          Miscellaneous Documentation.  All warranties (to the
                         ---------------------------
extent they can be assigned to Buyer), maps, plans, diagrams, blueprints, schematics, and books and records relating to the System, and personnel files for employees of the System (other than those books and records described in Section 1.2.1 hereof);

          1.1.6          Subscriber and Customer Lists.  All subscriber and
                         -----------------------------
customer lists relating to the System;

          1.1.7          Intellectual Property.  All patents, patent
                         ---------------------
applications, patent licenses, and all other information and intangible assets relating to the System, including but not limited to the items listed on
Schedule 1.1.7 hereto, but excluding those matters set forth in Section 1.2.4 below;

          1.1.8          Accounts Receivable.  All accounts receivable from
                         -------------------
subscribers (although such accounts receivable have not been taken into account in setting the Purchase Price, and their inclusion in the Assets will result in the adjustment to the Purchase Price set forth in Section 4.1.1 below); and

          All of such assets described in Sections 1.1.1 through 1.1.9 are hereinafter collectively referred to as the "Assets". Between the effective date hereof and the Closing, Seller will not dispose of any of the Assets unless such disposition is specifically permitted by the express terms of this Agreement or approved in advance by Buyer in a separate writing.

          1.2   Excluded Assets.  The Assets shall not include the following:
                ---------------

                1.2.1          Organization Records.  Seller's books and
                               --------------------
records that pertain to the organization, existence, or capitalization of Seller; provided, however, that if there are any books and records of Seller as to which Buyer can demonstrate a need for access, Seller shall provide such access in a reasonable manner;

                1.2.2          Cash.  Cash or cash equivalents, such as demand
                               ----
deposits, certificates of deposit, treasury bills, and other marketable securities. However, certain adjustments to the Purchase Price as set forth in
Section 4.1 may require Seller to transfer to Buyer cash or cash equivalents in an amount equal to subscriber deposits and prepayments and any interest due thereon as of the Closing Date;

                1.2.3          Correspondence.  Correspondence not relating to
                               --------------
the prior operation of the System;

                1.2.4          Trade Names.  All right, title, and interest in
                               -----------
or to the corporate or trade names, service marks, service names, logos, symbols, and similar proprietary rights, or any variants thereof, belonging or relating to Seller or used in connection with the operation of the System;

                1.2.5          Tax Refunds.  All claims, rights, and interests
                               -----------
in and to any refunds for federal, state, or local income or other taxes or fees, including franchise fees, of any nature whatsoever for periods prior to the Closing Date, including, without limitation, fees paid to the U.S. Copyright Office;

                1.2.6          Other Accounts Receivable.  Accounts receivable
                               -------------------------
other than those from subscribers; and

                1.2.7          Bonds.  Bonds, letters of credit, surety
                               -----
instruments and other similar items.

          1.3   Assumption of Obligations and Liabilities.  As of the Closing
                -----------------------------------------
(as defined in Section 3.0), Buyer shall only assume and pay, discharge, and perform:

                1.3.1 Insofar as they relate to the time period after the Closing Date, the obligations and liabilities of Seller under the Leases, Licenses, and Contracts listed in Schedules 1.1.2, 1.1.3 and 1.1.4, respectively, or under Contracts relating to the operation of the System made in the ordinary course of business, but expressly excluding:

                 1.3.1.1 Any employee pension benefit plan or profit sharing plan, employee welfare benefit plan, employment agreement, or similar arrangement for the benefit of employees, whether for selected individuals or otherwise, of Seller or to which Seller has contributed or is under an obligation to contribute to or fund;

                 1.3.1.2 Any insurance policies (notwithstanding any assignment of insurance proceeds pursuant to Section 16 hereof);

                 1.3.1.3 Any programming contracts or affiliation agreements for the provision of any programming or other services exhibited to all or part of the System, including but not limited to satellite and subscription services, retransmission consent or equivalent agreements which are used or useful in the operation of the System (except those which Buyer elects to assume, as specifically designated on Schedule 1.1.4, which shall be deemed to be a part of the Assets and be subject to all rights and obligations related thereto hereunder);

                 1.3.1.4 Except as provided in Section 1.3.2 below, any Contract not listed in the Schedules hereto which (i) is not terminable at will or upon not more than thirty (30) days notice, or (ii) imposes monetary obligations of more than Twenty-Five Thousand Dollars ($25,000.00) or any material non-monetary obligations, notwithstanding its having been made in the ordinary course of business; and

                 1.3.1.5 Seller's rights under any Contract for subscriber billing and equipment.

                 1.3.2 Insofar as they relate to the time period after the Closing Date, any written or oral Leases, Licenses, Contracts, personal property leases, pole attachment agreements, purchase orders, commitments, or other agreements relating to the System not described on Schedule 1.1.2, 1.1.3, or 1.1.4, but which, at Buyer's sole option, are specifically assumed by Buyer by notice in writing to Seller after Buyer has been notified of the existence of any such agreement.

                 1.3.3 Any obligation or liability with respect to subscriber deposits or prepayments (to the extent Buyer receives a credit for same under Section 4.1 of this Agreement).

                 1.3.4 All obligations, liabilities, and claims arising out of Buyer's ownership of the Assets or its operation of the System after the Closing Date.

                 All other obligations, liabilities, and claims of any nature whatsoever of Seller including any lawsuits shall remain and be the sole obligation of Seller. Except as specifically provided in this Section 1.3 or in the Assumption Agreement described in Section 10.6 hereof, Buyer will not assume or be deemed to have assumed or be bound by or subject to any duties, responsibilities, obligations, or liabilities of Seller or of any other person or entity, or which are related to the System or any of the Assets, whether known, unknown, contingent, or otherwise.

     2.0   PURCHASE PRICE.
           --------------

           The purchase price (the "Purchase Price") payable to Seller, subject to any adjustments pursuant to Section 4.1, shall be Ten Million Dollars ($10,000,000.00), payable as follows:

           2.1    Deposit.  Five Hundred Thousand Dollars ($500,000.00) shall be
                  -------
delivered by Buyer to U.S. Bank, Denver Colorado (the "Deposit Escrow Holder") as a deposit (the "Deposit") upon execution of this Agreement and execution by Seller, Buyer, and the Deposit Escrow Holder of an escrow agreement containing the terms set forth in Exhibit 2.1 attached hereto (the "Deposit Escrow Instructions"), along with any standard and reasonable general provisions required by the Deposit Escrow Holder. The Deposit shall, upon the Closing, be delivered to Seller and credited against the Purchase Price to be paid by Buyer. The Deposit shall be placed in a federally insured interest bearing account approved by Buyer, and interest on the Deposit shall be retained by Buyer except as set forth below. Should the Closing not occur for any reason, the following shall apply:

                  2.1.1      Failure to Close Without Fault.  If: (a) each party
                             ------------------------------
hereto shall have satisfied in full all of the obligations of such party under this Agreement which were to have been satisfied by such party prior to the Closing and neither party shall have breached any representation, warranty, covenant, or agreement of such party contained in this Agreement, but (b) the Closing shall nevertheless fail to take place (without any fault on the part of either party) because one or more conditions to the Closing shall not have been satisfied or waived, then this Agreement shall terminate without any liability or obligation on the part of either party to the other arising out of the failure of the Closing to take place, and the Deposit, plus any interest accrued thereon, shall be returned to Buyer.

           2.1.2  Failure to Close When Only Seller Performs.  If all of the
                  ------------------------------------------
conditions set forth in Sections 9.1 through 9.21 below are satisfied at or as of the Closing (or, in the case of any condition which is to be satisfied at the Closing, Seller or the applicable third party shall have demonstrated a willingness and ability to satisfy such condition if the Closing were to take place), and Buyer shall nevertheless fail to purchase the System in accordance herewith, Seller shall have the right to retain the Deposit, plus any interest accrued thereon. Nothing contained in this section shall be construed to limit Seller's right to damages in the event of Buyer's breach of this Agreement provided that Seller shall have performed all of the terms and conditions of this Agreement to be performed by it (except to the extent prevented by Buyer's breach).

                  2.1.3      Failure to Close When Only Buyer Performs.  If all
                             -----------------------------------------
of the conditions set forth in Section 10.0 below are satisfied at or as of the Closing (or, in the case of any condition which is to be satisfied at the Closing, Buyer or the applicable third party shall have demonstrated a willingness and ability to satisfy such condition if the Closing were to take place), and Seller shall nevertheless fail to sell the System to Buyer in accordance herewith, Buyer shall be entitled to the return of the Deposit, plus any interest accrued thereon. Nothing contained in this section shall be construed to limit Buyer's right to damages in the event of Seller's breach of this Agreement provided that Buyer shall have performed all of the terms and conditions of this Agreement to be performed by it (except to the extent prevented by Seller's breach).

           2.2    Closing Date Payment.  Nine Million Dollars ($9,000,000.00) of
                  --------------------
the Purchase Price, as adjusted, will be paid directly to Seller on the Closing Date by bank or certified check or federal funds wire transfer or other means mutually satisfactory to Buyer and Seller.

           2.3    Holdback. Five Hundred Thousand Dollars ($500,000.00) (the
                  --------
"Holdback") shall, on the Closing Date, be deposited by Buyer in a federally insured interest bearing account with Union Bank of California (the "Holdback Escrow Holder"). Prior to or on the Closing Date, Seller, Buyer, and the Holdback Escrow Holder shall sign an escrow agreement containing the terms set forth in Exhibit 2.3 attached hereto (the "Holdback Escrow Instructions"), along with any standard and reasonable general provisions required by the Holdback Escrow Holder. The Holdback shall apply against:

                  2.3.1      Third Party Claims.  Any claims made by Seller's
                             ------------------
creditors, or claims filed by other third parties as a result of acts by Seller, which have not been assumed by Buyer; and

                  2.3.2      Claims By Buyer.  Any claims made by Buyer as a
                             ---------------
result of unsatisfied net prorations or Purchase Price adjustments in Buyer's favor, or as a consequence of the failure of Seller to deliver the Assets as represented by Seller in this Agreement, including but not limited to any reduction in the Purchase Price occasioned by Seller's failure to deliver at least six thousand six hundred fifty (6,650) Basic Subscribers, as provided for in Section 4.1 of this Agreement.

                  Any claims made by Buyer shall be submitted to Seller for review and approval, and any claims made by Seller's creditors shall be submitted to both Buyer and Seller for review and approval, prior to the release of funds to Buyer and/or such creditors by the Holdback Escrow Holder. Notice of any such claims may be delivered by Buyer or Seller to the Holdback Escrow Holder. Upon receipt of such notice, the Holdback Escrow Holder may segregate the amount of the claims on its books, but shall only release funds to Buyer and/or to a creditor in the event that both Buyer and Seller instruct the Holdback Escrow Holder, in writing, that a claim is approved and should be paid as designated in such instruction, or upon the receipt by the Holdback Escrow Holder of an order by a court of competent jurisdiction setting forth the manner in which such funds are to be disbursed. The Holdback shall be invested in the manner provided in Exhibit 2.3. Interest earned on any amounts disbursed to Buyer shall be paid to Buyer, and interest earned on all other amounts, whether disbursed to Seller or third parties, shall belong to Seller, except to the extent such interest is required to pay Buyer or Seller's creditors as provided herein. All moneys in excess of those paid to creditors or to Buyer or retained by the Holdback Escrow Holder pursuant to the Holdback Escrow Instructions or any further joint instructions of Seller and Buyer shall be disbursed to Seller on the later of (a) one (1) year after the Closing Date or (b) the date of settlement of prorations and adjustments pursuant to Section 4.1.

     3.0   CLOSING AND CLOSING DATE.
           ------------------------

           The "Closing" pursuant to this Agreement shall take place on January 29, 1999, or as soon thereafter as practicable after all of the necessary consents have been obtained and all other conditions precedent to the parties' obligations hereunder have been satisfied. As used herein, the term "Closing Date" shall refer to the date of the Closing. The parties may by mutual written agreement establish a different Closing Date. Unless the Closing can take place by mail (i.e., by Seller delivering all of its closing deliveries in trust to the offices of counsel for Buyer, Goldman & Kagon Law Corporation, 1801 Century Park East, Suite 2222, Los Angeles, California, with such deliveries to be held by said counsel pending (a) the receipt by Seller and the Holdback Escrow Holder of the respective components of the Purchase Price to be paid to each of them on the Closing Date, and (b) the delivery to Seller's counsel of all of the other closing deliveries to be made by Buyer hereunder), the Closing shall take place at the offices of said counsel for Buyer, or such other place as the parties shall mutually agree in writing.

     4.0   PRORATIONS AND ADJUSTMENTS TO PURCHASE PRICE.
           --------------------------------------------

           4.1    Items Subject to Proration and Adjustment and Payment Thereof.
                  -------------------------------------------------------------
All expenses arising from the operation of the System (to the extent applicable by reason of assignment and/or assumption hereunder), including but not limited to power and utility charges, real and personal property taxes, salesperson advances, payroll and other employment related taxes or other charges, the value of accrued vacation pay (but not to exceed one week for any employee of the System), pole attachment fees and other rentals and charges, applicable franchise fees and copyright royalty payments, sales and service charges, and other similar prepaid and deferred items, and all revenues arising from the operation of the System (other than payments from subscribers, which are treated separately below, and revenues relating to items which are excluded from the Assets as provided in Section 1.2), shall be prorated between Buyer and Seller as of 11:59 p.m. on the Closing Date so that Seller receives the benefit of such revenues and bears such expenses which relate to the operation of the System for the period through the Closing Date and Buyer receives the benefit of such revenues and bears such expenses relating to the operation of the System after the Closing Date. The Purchase Price shall be adjusted in accordance with such prorations. The following adjustments in the Purchase Price shall also take place:

                4.1.1 The Purchase Price shall be increased by an amount equal to (a) ninety-five percent (95%) of the accounts receivable owed as of the close of business on the Closing Date by Basic Subscribers (as defined in Section 4.2, below) for services rendered through the Closing Date which (i) arose out of bona fide sales of services in the ordinary course of business, (ii) are not the subject of dispute, (iii) are not owed by a person who has sought the protection of any state or federal bankruptcy or insolvency law, and (iv) are thirty (30) days or less in arrears as of the Closing Date (arrearage to be determined as provided in Section 4.2, below); and (b) eighty percent (80%) of the accounts receivable owed as of the close of business on the Closing Date by Basic Subscribers for services rendered through the Closing Date which satisfy subclauses (i), (ii), and (iii) of clause (a) of this paragraph (1), and which are more than thirty (30) days but less than sixty (60) days in arrears as of the Closing Date.

           4.1.2 The Purchase Price shall be reduced by an amount equal to subscriber deposits and unearned subscriber payments and any interest due thereon as of the Closing;

           4.1.3 The Purchase Price shall be reduced by any accounts payable and accrued expenses for which Seller would otherwise be liable under this Agreement, but for which the responsibility for payment is assumed by Buyer; and

           4.1.4 The Purchase Price shall be reduced by the sum of One Thousand Five Hundred Seven Dollars ($1,507.00) for each Basic Subscriber less than six thousand six hundred fifty (6,650) as of the Closing.

           In the event Buyer is owed an amount as a result of these prorations and adjustments, the Purchase Price shall be reduced accordingly. In the event Seller is owed an amount as a result of these prorations and adjustments, the Purchase Price shall be increased accordingly. The initial statement of prorations and adjustments ("the Initial Settlement Statement") will be prepared by Seller and delivered to Buyer not later than a date Seller reasonably believes is at least 10 days prior to the expected Closing Date. The Initial Settlement Statement shall be certified as to completeness and accuracy by Seller and will show in detail the preliminary determination of the adjustments referred to in Section 4.1, calculated as of the Closing Date (or as of any other date agreed to by the parties) and will be accompanied by any documents necessary to substantiate the adjustments proposed in the Initial Settlement Statement. Following receipt of the Initial Settlement Statement and supporting information, Buyer will have five business days to review the Initial Settlement Statement and to notify Seller of any disagreements with Seller's estimates. If Buyer provides a notice of disagreement with Seller's estimates of the adjustments referred to in Section 4.1 within such five business day period, Buyer and Seller shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing Date on such estimated adjustments as of the Closing Date. The basis for determining the adjusted Purchase Price to be paid at Closing will be either (a) if no notice of disagreement is provided, the estimate of such adjustments set forth in the Initial Settlement Statement, or (b) if a notice of disagreement is provided, only those adjustments set forth in the Initial Settlement Statement upon which the parties agree prior to the Closing Date.

           Within ninety (90) days after the Closing Date, Seller shall deliver to Buyer a report (the "Final Settlement Statement"), similarly certified by Seller, showing in detail the final determination of all adjustments which were not calculated as of the Closing Date and containing any corrections to the Initial Settlement Statement, together with any documents substantiating the adjustments proposed in the Final Settlement Statement. Buyer will provide Seller with reasonable access to all records which Buyer has in its possession and which are necessary for Seller to prepare the Final Settlement Statement. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall give Seller written notice of Buyer's objection, if any, to the Final Settlement Statement. If Buyer makes any such objections, the parties shall agree on the amount, if any, which is not in dispute within 30 days after Seller's receipt of Buyer's notice of objections to the Final Settlement Statement. Any disputed amounts shall be determined within 120 days after the Closing Date by an accounting firm reasonably acceptable to Buyer and Seller, whose determination shall be binding on Buyer and Seller. Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and the fees and expenses of any firm selected to resolve any disagreement between the parties shall be borne equally by Buyer and Seller. Within ten (10) business days following a final determination (whether as a result of Buyer failing to give timely written notice of its disagreement with the Final Settlement Statement, a resolution by Buyer and Seller of any such disagreement, or a determination by an accounting firm selected to resolve any disagreement between the parties), Buyer shall pay to Seller the amount of any underpayment, or Seller shall refund to Buyer the amount of any overpayment, as the case may be, of the Purchase Price (as adjusted to reflect such determination). In the event Seller does not prepare the Final Settlement Statement and submit it to Buyer for Buyer's approval within the period set forth above, Buyer shall have the right to prepare such statement and such statement shall be final and binding on both Buyer and Seller. If any item of revenue or expense subject to proration or adjustment hereunder cannot be ascertained or the proration or adjustment cannot be calculated within the time limits set forth above, then it shall be separately prorated or adjusted as soon as possible thereafter and, subject to the same method for resolving disagreements discussed above, appropriate payment in satisfaction thereof shall be made within five (5) days after its determination.

           4.2    Definition of Basic Subscriber.  The term "Basic Subscriber"
                  ------------------------------
shall mean a subscriber of the System receiving at least basic cable service who has paid any applicable deposit and installation fee, who has been a subscriber for at least one (1) month prior to the Closing Date and paid the full non-discounted rate for at least one (1) month of service for all services subscribed to, who has been regularly billed pursuant to Seller's normal billing practices since becoming a subscriber and whose account is not sixty (60) days or more in arrears as of the Closing Date (except for past due amounts of $5.00 or less, provided such account is otherwise current), and who has not requested disconnection on or prior to the Closing Date. For purposes of determining arrearages, it shall be assumed that a subscriber's payment is due on the first day of the period for which the applicable billing relates. Forgiveness of a past due balance will not be considered a payment for purposes of calculating any arrearage. Seller shall use commercially reasonable efforts to invoice its subscribers, prior to the Closing Date, in a manner consistent with past billing practices. Any subscriber who has received any inducement in connection with his subscription, other than inducements described on Schedule 4.2 offered in the normal course of business ("Permitted Inducements"), shall not be counted as a Basic Subscriber unless all of his payment obligations for the three (3) months prior to the month in which the Closing Date occurs have been at the full non-discounted rate applicable to all services subscribed for and no part of the inducement is to be in effect after the Closing Date. Notwithstanding the foregoing, subscribers who are part of a bulk or commercial account or who otherwise pay other than the full non-discounted rate in effect in the System (pursuant to regularly discounted rates disclosed on Schedule 5.11 hereto, including senior discounts) shall be included in the number of Basic Subscribers (provided they meet all other requirements) according to the following formula: the monthly billings to all such subscribers for the month in which Closing occurs solely for the delivery of the basic and tier, if applicable, cable service they receive (i.e., excluding any billings for installation or reconnection, additional outlets, pay services, cable guides, or other premium services or special items, and any separately identified taxes and other pass-through charges) shall be divided by the monthly non-discounted rate for such basic and tier cable service (inclusive of any taxes and other pass-through charges not separately identified). Notwithstanding any of the foregoing, any subscribers added to the System between the date hereof and the Closing Date as a result of Seller extending its cable plant after the date hereof to any homes passed by plant owned or leased by persons or entities operating one or more cable television systems other than the System shall not be deemed to be Basic Subscribers for any purpose under this Agreement.

     5.0   REPRESENTATIONS AND WARRANTIES OF SELLER AND JONES INTERCABLE, INC.
           -------------------------------------------------------------------

           As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Jones Intercable, Inc. (collectively, "the Warranting Parties") jointly and severally represent and warrant to Buyer as follows:

           5.1    Organization and Standing.  Seller is a partnership duly
                  -------------------------
organized and validly existing under the laws of the State of Colorado, and is duly qualified to do business in the State of Oregon. Seller has all requisite power and authority to own, lease, and use its properties and assets and is entitled to carry on its business of operating the System at and in the places where such properties and assets are now owned, leased, or operated and such business is now conducted. Schedule 5.1 sets forth the names and present positions of all of Seller's general partners, the names and present positions of all directors and officers of any corporate general partner, and any fictitious or assumed business names or trade names (other than the name of Seller set forth on page 1 of this Agreement) under which Seller has operated any part of the System or owned or leased any of the Assets.

           5.2    Partnership and Other Authorizations.  Seller has full power
                  ------------------------------------
and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Subject to approval by the Board of Directors of Jones Intercable, Inc., the sole general partner of the general partners of Seller, and the limited partners of each of the general partners of Seller, this Agreement and all transactions contemplated hereby have been duly and validly authorized and approved by all necessary actions on the part of Seller and constitutes a legal, valid, and binding obligation of Seller enforceable in accordance with its terms. Upon the receipt of the consents described in
Schedule 5.3, neither the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated hereby by Seller will, with or without the giving of notice or the passage of time, or both, in any material respect, conflict with, result in a default or loss of rights under, give rise to any rights of termination, cancellation, or acceleration under, or result in the creation of any lien, charge, or encumbrance pursuant to, (1) any provision of its partnership agreement, franchise, or any other document regulating the actions of Seller; (2) any note, bond, indenture, mortgage, deed of trust, contract, agreement, lease, license, or other instrument or obligation to which Seller is a party or by which it may be bound or affected; or (3) any law, order, judgment, franchise, ordinance, or decree to which Seller is a party or by which it may be bound or affected.

           5.3    Consents.  Except as described in Schedule 5.3, no permit,
                  --------
consent, approval, or authorization of, or declaration to or filing with, any governmental or regulatory authority, and no consent or approval from any other party, is required prior to the Closing in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, nor, to Seller's knowledge after due inquiry, except as described in Schedule 5.3, is any permit, consent, approval, or authorization of, or declaration to or filing with, any governmental or regulatory authority, and no consent or approval from any other party, required to (1) render this Agreement or the transactions contemplated hereby valid and effective with respect to the parties hereto, (2) enable Buyer to operate the System in essentially the same manner as the System is presently operated, or (3) permit Seller to assign or transfer any Lease, Contract or License to Buyer.

           5.4    Conduct of Business in Ordinary Course.  Since March 31, 1998,
                  --------------------------------------
Seller has conducted its business relative to the System only in the ordinary course and has not:

                  5.4.1 Sold, transferred, leased to others, or otherwise disposed of any of the Assets which are, in the aggregate, material to the operation or maintenance of the System except for inventory and/or services sold in the ordinary course of business or for assets sold or disposed of and replaced by other assets in the ordinary course of business; canceled or compromised any debts owed to, or claims relating to, the System which are, in the aggregate, of material value; or waived, compromised, or released any rights which are, in the aggregate, of material value;

                  5.4.2 Suffered any damage, destruction, or loss, whether or not covered by insurance, which, when aggregated with all such damage, destruction, or losses, have a material adverse impact on the System or the Assets or their respective business prospects;

                  5.4.3 Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention, franchise, or similar rights, or modified, in any material sense, any existing right with respect thereto relating to the System;

                  5.4.4 Instituted, been named as a party to, settled, or agreed to settle any litigation, action, or proceeding before any court or governmental body relating to the System or the Assets which, when aggregated with all such litigation, actions, or proceedings, have a material adverse impact on the System or the Assets;

                  5.4.5 Suffered any changes, events, or conditions (other than changes, events or conditions affecting the U.S. cable industry as a whole, including any change, event or condition arising from (i) legislation, litigation, rulemaking or regulation or (ii) competition caused by or arising from direct broadcast satellite services) which, in the aggregate, materially and adversely affect the condition (financial or otherwise), properties, assets, liabilities, of business of Seller or the System; or

                  5.4.6 Made any general uniform increase in the compensation of employees of Seller employed at the System except for increases made in the ordinary course of business consistent with Seller's past practices.

                  5.5         Claims or Legal Actions. Except as disclosed in
                              -----------------------
Schedule 5.5, and excluding matters relating to the cable television industry in general, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment (all collectively referred to as "Claims") in progress or pending, nor to the best knowledge of the Warranting Parties, after due inquiry, are any material Claims threatened, against or relating to Seller with respect to the System, its properties, the Assets, or the business of the System or the transactions contemplated by this Agreement, nor do either of the Warranting Parties know or have reason to be aware of any basis for the same.

                  5.6.        Compliance with Laws. Seller has complied in all
                              --------------------
material respects with the Licenses, with the National Electric Code and the National Electrical Safety Code, and with all other laws, rules, regulations, and ordinances, including but not limited to laws, rules, orders, regulations, and ordinances of the State of Oregon, the FCC (including but not limited to the Cumulative Leakage Index ("CLI") rules), and all local governmental jurisdictions in which the System is located (hereinafter collectively "Laws"), and to the best of the Warranting Parties' knowledge, after due inquiry, neither the ownership nor use of the Assets nor the conduct of Seller's business conflicts in any material respect with the rights of any other person, corporation, or entity. Without limiting the foregoing, the Warranting Parties represent and warrant that:

                              5.6.1     Seller has not offered or given any
bribe or special favor or otherwise violated any Laws in connection with processing or maintaining any license or a rate for any customer service charge, hookup, or installation fee, or other customer charge.

                              5.6.2     Seller has complied with its obligations
and has not violated any Laws or any duty or obligation with regard to protecting the privacy rights of any past or present customers of the System.

                              5.6.3     Seller owns and makes available to
customers of the System all equipment and facilities required under any Laws or any of the Licenses, which equipment and facilities are part of the Personal Property transferred hereunder.

                              5.6.4     Seller has conducted or caused to be
conducted, in all material respects, all system and microwave performance tests and all CLI related tests, and has maintained all leakage logs, required with respect to the System by the rules and regulations of the FCC, and the leakage logs and other records pertaining to such tests and standards for the past three
(3) years, all of which accurately and completely reflect in all material respects the results of such tests, all FCC Forms 320 and 325, all current microwave licenses and TVRO licenses, and all aeronautical frequency clearances, have been delivered to Buyer, or will be so delivered at least thirty (30) days prior to the Closing.

                              5.6.5     Seller has obtained all required current
Proofs of Compliance with OSHA Safety Standards for all vehicles and vehicle safety equipment.

                  5.6.6 Seller has filed all required FCC Forms 395-A for all periods during which Seller has owned the System, and has received FCC/EEO compliance certificates for all periods during which Seller has owned the System.

                  5.6.7 Seller has filed all required FCC Forms 393 (and/or Forms 1200/1205/1210/1240) relating to the System, all such Forms 393 (and/or Forms 1200/1205/1210/1240) completely and accurately list all information required to be contained therein, and the System is in compliance in all material respects with all applicable subscriber rate regulations.

                  5.6.8 Seller is not in violation of, or in default under, any terms or provisions of any lien, mortgage, lease, license, deed of trust, agreement, instrument, order, judgment, or decree related to and material to the operation of the System.

           5.7    Title to and Condition of Assets.  At and as of the Closing,
                  --------------------------------
Seller will have good and marketable title to the Assets to be transferred hereunder, free and clear of all mortgages, deeds of trust, pledges, liens, charges, security interests, encumbrances, restrictions, installment purchase obligations, leases, licenses, easements, liabilities, or claims of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent, or payable, except for "Permitted Encumbrances", which shall mean those minor imperfections of title and encumbrances, if any, which do not detract from the value of the properties subject thereto and which do not interfere with the present and continued use of the Assets or with the conduct of Seller's normal operations. Without limiting the foregoing, the Warranting Parties represent and warrant that:

                  5.7.1 All of the Real Property used for Seller's office and headend has unfettered access to public roads or streets and has (or will have as of the Closing) all utilities and services necessary for the proper conduct and operation of the System.

                  5.7.2 To the best of the Warranting Parties' knowledge, the leased Real Property described in Schedule 1.1.2 is being held under valid, subsisting, and enforceable leases subject only to such exceptions to title as do not impair the use of the properties for the purposes for which they are leased.

                  5.7.3 All towers, earth receiving dishes and facilities, pole attachments, cable, and other installations, equipment, and facilities utilized in connection with the System are maintained, placed, and located in accordance in all material respects with the provisions of all applicable leases, licenses, permits, or other arrangements.

                  5.7.4 The Assets are in good working condition (normal wear and tear excepted), meet all FCC technical requirements in all material respects, and are adequate and sufficient for all of the current operations of the System, and to the best of the Warranting Parties' knowledge, and without either of them having been informed to the contrary by any governmental agency or body, conform with all current applicable Laws.

                         5.7.5 None of the cables, lines, or other facilities of
the System require, or, to the best of the Warranting Parties' knowledge, after due inquiry, may require in the future, relocation or removal.

                         5.7.6 To the best of the Warranting Parties' knowledge,
there are no violations of any regulations relating to pole attachments in the System.

                         5.7.7 To the best of the Warranting Parties' knowledge,
none of the communities or other areas served by the System has taken any action to cause the local regulation of rates charged for the provision of cable service.

                  5.8    Financial Statements. Schedule 5.8 contains copies of
                         --------------------
the Seller's audited Balance Sheets and Income Statements for its most recently completed fiscal year, as well as its most recent interim unaudited Income Statements relating solely to the System (the "Financial Statements"). The Financial Statements are true, complete, and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied from the books and records of Seller, and present fairly the financial condition of Seller and the System as of the respective dates of such Financial Statements.

                  5.9    Validity of Leases, Licenses, and Contracts. All of the
                         -------------------------------------------
Leases, Licenses, and Contracts, as well as any other contract material to the operation of the System to which Seller is a party and which is otherwise assigned to or assumed by Buyer, are valid and binding, and in full force and effect. There is not, under any Lease, License, Contract, or any other agreement that may be assigned to or assumed by Buyer and material to the operation of the System, any default by any party thereto or event which, after notice or lapse of time, or both, would constitute such a default as a result of which any party would have the right to terminate such Lease, Contract, License, or other agreement. Seller has complied with all material promises or commitments on the part of Seller with respect to the System, including any relating to capital improvements required under any License or otherwise, insofar as such promises or commitments are to be fulfilled on or prior to the effective date hereof, and Seller will substantially comply with all such promises or commitments insofar as they are to be fulfilled on or prior to the Closing Date. Except as disclosed on Schedule 5.9, no promises or commitments other than as reflected in the Licenses which are to be fulfilled after the Closing Date have been made with respect to capital improvements relating to the System. Pursuant to subsections
(a) through (g) of Section 626 of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 546), as amended, Seller has caused the commencement of proceedings that will allow it to submit timely proposals for renewal of all franchises having a remaining term of thirty-six (36) months or less as of the effective date hereof, and has provided Buyer with copies of all proposals for renewal, preliminary assessments, and franchisor determinations described in subsection (c) of said Section 626. True and complete copies of each of the Leases, Contracts, and Licenses listed in Schedule 1.1.2, 1.1.3, or 1.1.4 (together with any and all amendments thereto) have been delivered to Buyer. All reports of Seller to the FCC and to municipal authorities are true and correct and have been duly filed. Other than (i) subscriber service agreements, (ii) contracts made in the ordinary course of business and not excluded from assumption pursuant to Section 1.3.1.4 hereof, (iii) contracts and other intangibles which have been disclosed by Seller to Buyer and which are expressly excluded from assumption hereunder pursuant to Subsections 1.3.1.1, 1.3.1.2, 1.3.1.3, and 1.3.1.5 above, and (iv) the Leases, Contracts, and Licenses described in Schedules 1.1.2, 1.1.3, and 1.1.4 hereto, Seller is not a party to any contract, agreement, license, franchise, or permit relating to the System, and no contract, agreement, license, franchise, or permit is necessary or material to the operation of the System, or is required to enable it to carry on its business as presently conducted. The Warranting Parties shall disclose to Buyer any requirement for any such other contract or license, to the extent either of them becomes aware of any such other requirement at any time prior to the Closing. None of the Leases, Contracts, or Licenses would be breached by virtue of the transactions contemplated hereby or by virtue of the assignment thereof by Seller to Buyer, provided any consents referred to in Schedule 5.3 are obtained.

           5.10   Licenses and Copyrights.  Without material exception, Seller
                  -----------------------
owns or possesses adequate licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names, and patents necessary to operate the System as presently operated. To the best of the Warranting Parties' knowledge, Seller is not infringing upon or otherwise acting adversely to any copyright, trademark, trademark right, service mark, service name, trade name, patent, patent right, trade secret, or license owned by any person or persons, and there is no such claim or action pending, or to the knowledge of the Warranting Parties threatened, with respect thereto.

           5.11   Signal Carriage, Rates, and Technical Profile.  Schedule 5.11
                  ---------------------------------------------
accurately sets forth the channels and applicable MHz at which the System delivers programming to its customers. The System's provision of reception on such channels is in compliance with the requirements of all licenses and the FCC in all material respects, and Seller has the legal right and authority, including but not limited to all necessary authorizations from the FCC, to carry and to continue to carry and use in the conduct of the business of the System all of the channels now being utilized to deliver programming to subscribers. Such channels comprise all of the stations or signals required to be carried by the System pursuant to any license, law, rule, regulation, or ordinance.
Schedule 5.11 also accurately provides the following information:

                  5.11.1 A rate summary identifying each separate service offered to subscribers, the number of subscribers to each service, the regular rate charged for each service and the initial effective date for each such rate, and any promotional or other discounted rates and the initial effective date for each such rate;

                  5.11.2 A package summary identifying each package of services offered to subscribers, the number of subscribers to each package, and the rate for each package;

                  5.11.3 A bulk subscriber summary identifying the number of subscribers comprising each bulk or commercial billing account, and the per subscriber rate for each such account;

                  5.11.4 A listing of the names of all seasonal subscribers, including the number of months they receive service and the manner in which they are billed (if other than the standard monthly rates for each month they receive service); and

                  5.11.5 The type and number of miles of plant and the number of channels.

          Except as set forth in Schedule 5.11, (i) no notices or demands (oral or written) have been received from the FCC, from any television station, governmental agency or unit, or from any other person or entity claiming to have a right to object to or challenge the right of Seller to carry any signal or deliver the same; and (ii) there are no pending or threatened administrative or judicial proceedings involving the conduct of Seller's business or the right to carry and deliver such signals.

          5.12    Copyright Filings.  Seller has timely filed with the U.S.
                  -----------------
Copyright Office all notices, Statements of Account, Supplements, Declarations of Gross Receipts, and Gross Receipts Adjustment Schedules (collectively, "Copyright Filings"), and has paid all royalty fees and other fees required pursuant to the rules and regulations of the Copyright Office and copyright acts and amendments, relating to the System.

          5.13    Franchise Fees.  The current franchise fees being charged
                  --------------
under each of the System's franchises are disclosed in Schedule 5.13 hereto. All franchise fees due and payable under the Licenses as of the Closing have been or will be paid prior to the Closing.

          5.14    Pole Attachment Agreements.  For all pole attachment
                  --------------------------
agreements relating to the System, the current rates being charged as pole attachment fees and the number of poles covered by each such agreement are disclosed in Schedule 5.14 hereto. All pole attachment fees due and payable under any pole attachment Contracts as of the Closing have been or will be paid prior to the Closing.

          5.15    Easements, Etc.  Seller owns and possesses all easements,
                  --------------
rights of way, licenses, and other agreements material to the operation of the System as and where it is presently operated and all of which are described in
Schedule 1.1.4. To the best knowledge of the Warranting Parties, the System does not have cable crossing any property except under the terms of valid easements, verbal or written licenses, leases, pole attachment agreements, franchises or other authorizations. The current use of any Real Property does not constitute a nonconforming use under, nor does it violate, any applicable zoning laws or regulations.

          5.16    Employment Matters.  Schedule 5.16 includes a schedule showing
                  ------------------
the name, address, date of birth, gender, and dependent status of each person regularly employed in the operation of the System, including commission agents and other independent contractors (other than construction contractors), along with each such person's current annual salary rate and any amounts paid or payable to each such person as bonus payments, indirect and/or deferred compensation, or similar additional compensation payments for the period from January 1, 1996, to the date of this Agreement. Except as set forth in Schedule 5.16, Seller is not a party to:

                  5.16.1 any union collective bargaining or similar agreement involving employees of the System;

                  5.16.2 any plan providing for pension benefits, medical benefits, hospitalization, life insurance or other insurance, or related benefits to employees of the System;


                  5.16.3 any employment contract or bonus or deferred compensation plan or arrangement; or

                  5.16.4 any similar arrangement for the benefit of employees, whether for selected individuals or otherwise, of Seller or to which Seller has contributed or is under an obligation to fund.

          Without material exception, Seller has complied and will comply with all applicable laws and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, discrimination, employee benefit plans, and the payment of Social Security or similar taxes. There are no unfair labor practice charges or claims pending against Seller, nor any pending or threatened charges against Seller with respect to any wage and hour, employment discrimination, or other statutory violation. To the best knowledge of the Warranting Parties, there is no union campaign being conducted to solicit cards from employees to authorize the union to request an NLRB certification election with respect to any employees of Seller.

          5.17    Miles of Plant; Homes Passed.  The System has not more than
                  ----------------------------
One Hundred Fifty-Eight (158) miles of plant. The System passes approximately Nine Thousand Four Hundred (9,400) residential dwellings. The bandwidth of such plant is at least Three Hundred Thirty (330) MHz.

          5.18    Tax Returns; Other Reports.  Seller has filed in true and
                  --------------------------
correct form all federal, state, local, and foreign tax returns and other reports required to be filed with respect to the System, and has timely paid all taxes and assessments which have become due and payable, whether or not so shown on any such return or report, the failure to file or pay which could affect or result in the imposition of a lien or encumbrance on the Assets. Seller has received no notice of, nor does Seller have any knowledge of, deficiency or assessment of proposed deficiency or assessment from any taxing governmental authority with respect to the System which could affect or result in the imposition of a lien or encumbrance on the Assets. There are no audits pending with respect to the System or which could affect the Assets, and there are no outstanding agreements or waivers by or with respect to Seller, that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or taxes for any period with respect to the System or which could affect the Assets.

          5.19    Competition and Overbuilds.  Except as designated in Schedule
                  --------------------------
5.19 hereto, the Warranting Parties do not, after due inquiry, have knowledge of any individual or entity who:

                  5.19.1 Intends to construct and/or operate another franchised cable television system in any part of the area served by the System or any other area within the scope of any of the cable television franchises, or has expressed any interest in doing so; and/or

                  5.19.2 Is constructing and/or operating another franchised cable television system in any part of the area served by the System or any other area within the scope of any of the cable television franchises; and/or

                  5.19.3 Intends to apply or has applied for a franchise covering any part of the area served by the System or any other area within the scope of any of the cable television franchises, or has expressed any interest in doing so.

           5.20   Brokerage Commission.  Other than a commission payable to The
                  --------------------
Jones Group, Ltd. upon the consummation of the transactions contemplated by this Agreement (which shall be payable solely by Seller), neither of the Warranting Parties has entered into any agreement or other arrangement pursuant to which a brokerage or other commission or finder's fee will be payable arising out of the transactions contemplated by this Agreement.

           5.21   Sufficiency of Assets.  The Assets, the Excluded Assets, along
                  ---------------------
with all contracts excluded from assumption hereunder pursuant to Sections 1.3.1.1, 1.3.1.2, 1.3.1.3, 1.3.1.4 and 1.3.1.5 above, constitute all of the assets necessary to operate the System as it is presently being operated and in compliance with all applicable laws, rules, and regulations.

           5.22   No Other Commitment to Sell.  No part of the System or any of
                  ---------------------------
the Assets is directly or indirectly subject in any manner to any written or oral commitment or any arrangement for the sale, transfer, assignment, or disposition thereof, in whole or in part, except for actions taken in the ordinary course of business or pursuant to this Agreement.

           5.23   Environmental.  To Seller's knowledge, after due inquiry, none
                  -------------
of the Real Property has ever been included, or considered for inclusion, on any federal, state, or local list of properties contaminated by Hazardous Substances (as hereinbelow defined). Seller has no knowledge of any releases, discharges, emissions, spills, use, or storage of Hazardous Substances having occurred on the Real Property in violation of any applicable law or regulation, and Seller is not aware of any condition that is likely to result in any releases, discharges, emissions, spills, use, or storage of Hazardous Substances occurring on the Real Property in the future. The term "Hazardous Substance(s)" shall be deemed to include (i) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"), and the rules and regulations promulgated thereunder; (ii) petroleum, crude oil, diesel, natural gas, synthetic gas usable for fuel, liquefied natural gas, and any other fraction of crude oil; (iii) the term "pollutant or contaminant" as defined in CERCLA; (iv) any substance regulated by the Toxic Substances Control Act (TSCA) (15 U.S.C.
Section 2601 et seq.), as amended, and rules and regulations promulgated thereunder; (v) asbestos; (vi) polychlorinated biphenyls (PCBs); (vii) any substance the presence, use, treatment, storage, or disposal of which on the Real Property is prohibited by any legal requirements; and (viii) any other substance which by any legal requirements requires special handling, reporting, or notification by Seller of any governmental authority with respect to its collection, storage, use, treatment, or disposal. "Disposal" as used in this section shall have the meaning given that term under the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.), and the rules and regulations promulgated thereunder.

           5.24   Full Disclosure.  No representation or warranty made by the
                  ---------------
Warranting Parties contained in this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto contains or will contain any untrue statement of any material fact, or omits or will fail to state any material fact known to either of the Warranting Parties that is required to make the statements herein or therein contained not misleading.

           Any investigation made at any time by or on behalf of any party hereto shall not diminish in any respect whatsoever Buyer's right to rely on the foregoing representations and warranties and any others made by or on behalf of the Warranting Parties pursuant to this Agreement.

     6.0   REPRESENTATIONS AND WARRANTIES OF BUYER.
           ---------------------------------------

           As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

           6.1    Organization and Standing.  Buyer is a limited partnership
                  -------------------------
duly organized, validly existing, and in good standing under the laws of the State of California and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

           6.2    No Conflict.  The execution, delivery, and performance of this
                  -----------
Agreement by Buyer will not, with or without the giving of notice or the passage of time, or both, in any material respect conflict with, result in a default or loss of rights under, or result in the creation of any lien, charge, or encumbrance pursuant to, any provision of its articles of incorporation, bylaws, corporate resolutions, or any mortgage, deed of trust, lease, license, agreement, understanding, law, order or judgment, franchise, ordinance, or decree to which Buyer is a party or by which it is bound. Buyer has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement and Buyer's performance hereunder have been duly and validly authorized by all necessary actions on the part of Buyer and the Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms.

           6.3    Brokerage Commission.  Buyer has not entered into any
                  --------------------
agreement or other arrangement pursuant to which a brokerage or other commission or finder's fee will be payable arising out of the transactions contemplated by this Agreement.

           6.4    Consents.  No permit, consent, approval, or authorization of,
                  --------
or declaration to or filing with, any governmental or regulatory authority, and no consent or approval from any other party, is required prior to the Closing in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

           6.5    Legal Proceedings.  There is no claim, legal action,
                  -----------------
counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment in progress or pending, nor to the best knowledge of Buyer, threatened, against or relating to Buyer which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any such transaction to be rescinded.

           6.6    Full Disclosure.  No representation or warranty by Buyer
                  ---------------
contained in this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto contains or will contain any untrue statement of material fact, or omits or will fail to state any material fact known to Buyer that is required to make the statements herein or therein contained not misleading.

           Any investigation made at any time by or on behalf of any party hereto shall not diminish in any respect whatsoever Seller's right to rely on the foregoing representations and warranties and any others made by or on behalf of Buyer pursuant to this Agreement.

     7.0   CONDUCT OF BUSINESS OF SELLER PENDING CLOSING.
           ----------------------------------------------

           Except as otherwise expressly provided herein, between the date hereof and the Closing:

           7.1    Compliance with Laws and Regulations.  Seller will conduct its
                  ------------------------------------
business and affairs in material compliance with all applicable laws and regulations, including the timely pursuit of all regulatory matters;

           7.2    Maintenance of System.  Seller will maintain, keep, and
                  ---------------------
preserve the System and Assets in the same general operating condition as on the date hereof, ordinary wear and tear excepted. To the extent any programming/affiliation company(ies) announce or have announced future scrambling of signals:

                  7.2.1 if scrambling is to commence prior to the Closing Date, Seller shall acquire, at its own expense, all Videocipher satellite descramblers and such other equipment as will be necessary to continue the present operation of the System on and after the Closing Date;

                  7.2.2 if scrambling is not to commence until on or after the Closing Date, and free descrambling equipment is offered by the programming/affiliation company(ies), if Seller has not already ordered such equipment on its own, it shall do so upon the request of Buyer; and

                  7.2.3 if scrambling is not to commence until on or after the Closing Date, and free descrambling equipment is not offered by the programming/affiliation company(ies), then upon written request by Buyer, Seller shall order the necessary descrambling equipment. Buyer shall assume all obligations for such equipment ordered and will be entitled to such equipment whether or not the transaction contemplated herein actually closes; provided, however, that if Buyer has instructed Seller to place an order for such equipment and this transaction fails to close, Seller shall have the option to p urchase the equipment from Buyer at Buyer's cost;

           7.3    Maintenance of Business.  Seller will use commercially
                  -----------------------
reasonable efforts to preserve intact its business and organization relating to the System, and will conduct its business and affairs substantially in the ordinary course and consistent with its prior practices;

           7.4    Employees and Goodwill.  Seller will use commercially
                  ----------------------
reasonable efforts to keep available to Buyer the services of the employees of the System (provided, however, that Seller will not increase the compensation level of any employees of the System without the prior written consent of Buyer, except in the ordinary course of business consistent with past practices and except for the payment of "staying" bonuses to employees in accordance with the past practices of Jones Intercable, Inc.), and Seller will use commercially reasonable efforts to preserve for the benefit of Buyer the goodwill of its suppliers and customers and others having business relations with it;

           7.5    Notice of Material Change.  The Warranting Parties will give
                  -------------------------
Buyer prompt written notice of any material change in any of the information contained in the representations and warranties made in Sections 5.1 through
5.24 hereof or the Schedules referred to herein which occurs prior to the Closing, including but not limited to providing Buyer with copies of all correspondence received or sent by Seller which relates to regulatory matters and promptly notifying Buyer of any material regulatory developments;

           7.6    Contracts and Agreements.  Except for transactions
                  ------------------------
contemplated hereby, Seller will not enter into any contract, agreement, commitment, or other understanding or arrangement, other than in the ordinary course of business, and except for agreements of the nature of those listed in
Schedule 1.1.4, Seller will not enter into any agreement or transaction obligating the System or any of the Assets beyond the Closing Date, except to the extent such obligations will be terminable as of the Closing Date without penalty;

           7.7    Acts and Transactions.  Seller will not, except for
                  ---------------------
transactions contemplated by this Agreement or matters not within Seller's reasonable control, perform or take any action or incur or permit to exist any of the acts, transactions, events, or occurrences of the type described in
Section 5.4;

           7.8    Breaches or Modifications.  Seller will not, except for
                  -------------------------
transactions contemplated by this Agreement, breach, cancel, modify, or amend any Lease, Contract, or License, and will pay all current liabilities when due;

           7.9    Sale or Transfer.  Seller will not sell, dispose of, or
                  ----------------
transfer any of the Assets (except as permitted herein and except that Seller may use inventory and dispose of damaged or defective equipment or material in the normal course of business, subject to Section 7.10 below), or permit the creation of any mortgage, pledge, lien or other encumbrance, security interest, or imperfection of title thereon or with respect thereto, except for liens for taxes not yet due and payable and liens arising under the terms of existing security agreements in connection with Seller's secured credit facility;

           7.10   Inventory; Equipment.  Seller will maintain inventory levels
                  --------------------
consistent, in all material respects, with the inventory levels maintained by Seller as of the date of this

Agreement; and Seller shall replace equipment that is damaged and disposed of with equipment of like kind and quality;

           7.11   Subscriber Rates, Deposits, Etc.  Seller will not, directly or
                  -------------------------------
indirectly, modify or amend any rate, deposit, or other material condition under which it does business with its subscribers or potential subscribers, except to the extent required under any applicable legal requirement or order, or undertake any promotion, other than the Permitted Inducements, pursuant to which any subscriber or potential subscriber will be entitled to receive any service after the Closing Date at a lesser rate than those specified on Schedule 5.11, or be entitled to receive any premium, prize, or other inducement after the Closing Date; and

           7.12   Representations and Warranties.  Except as required under any
                  ------------------------------
applicable legal requirement or order, Seller will not take any action which would cause any of the representations and warranties of the Warranting Parties contained in this Agreement to be untrue in any material respect as of the Closing.

           7.13   Extension of Myrtle Creek Franchise.  Seller will use
                  -----------------------------------
commercially reasonable efforts to obtain an extension of the term of the franchise granted by the City of Myrtle Creek, Oregon, such that the term of the franchise would expire no earlier than five years from the Closing Date.

     8.0   ADDITIONAL COVENANTS AND AGREEMENTS.
           -----------------------------------

           8.1    Access to Business and Records.  During normal business hours
                  ------------------------------
and upon reasonable advance notice, Seller will permit Buyer to have access to the premises in which Seller conducts its business and to all of its books, records, and personnel. Seller will furnish to Buyer such financial data, operating data, and other information as Buyer may reasonably request, including but not limited to (i) monthly profit and loss statements for the System from the date of this Agreement through the Closing Date; (ii) monthly subscriber reports from the date of this Agreement through the Closing Date, showing the number of subscribers to the System receiving basic service, tier service, pay services, additional outlet service, and remote control service; and (iii) the then most current available aging of subscriber accounts receivable, broken down by subscriber and showing the number of accounts and the corresponding dollars owed in each category. Upon request, Seller will promptly provide to Buyer or its representatives for review its partnership records (but only to the extent Buyer can show a reasonable need therefor), and copies of all retirement plans, employment agreements, leases, contracts with suppliers, and other contracts or documents which relate to the System. Buyer and its representatives will be afforded the opportunity, upon reasonable notice and at reasonable times, to examine the business, assets, and operation of the System, including an on-site inspection of the System and Assets. Buyer shall hold all information obtained in such examinations confidential, except as may be reasonably necessary in order for Buyer to evaluate the Assets.

           8.2    Information After Closing.  For a period of five (5) years
                  -------------------------
after the Closing Date, Buyer shall give to Seller, its representatives, and its accountants access to any records delivered to Buyer by Seller pursuant to this Agreement, and Seller shall give Buyer access to any records relating to the System for the three (3) complete fiscal years ending prior to the Closing Date, in each case to the extent necessary to enable Buyer or Seller, as the case may be, to prepare its audited and unaudited financial statements, tax returns, or other reports, and to obtain any information it may require in connection with the audit of any tax return or other report filed by it. For a period of three (3) years after the Closing Date, Seller acknowledges Buyer's right, at Buyer's expense, to engage Seller's accounting firm or any other accounting firm to conduct an audit of Seller's books and records as they pertain to the System for the three (3) complete fiscal years ending prior to the Closing Date.

           8.3    Cooperation.  The parties shall cooperate to file, as quickly
                  -----------
as possible, any applications to any governmental authority, including the FCC, to obtain such consents as are necessary to assign the Licenses identified and described in Schedule 1.1.3, and shall otherwise cooperate fully with each other and their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties will use commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

           8.4    Leased Vehicles.  Seller shall pay to the lessors the
                  ---------------
outstanding balances owed on all vehicle leases for the vehicles to be sold to Buyer hereunder, and shall transfer title to said vehicles to Buyer free and clear of all liens and encumbrances.

           8.5    Continuance of Construction and Marketing Activities.  All new
                  ----------------------------------------------------
construction and all marketing will continue in the ordinary course of business consistent with past practices during the period following the execution of this Agreement through the Closing Date.

           8.6    No Rate Increases or Lineup Changes Without Consent.  Seller
                  ---------------------------------------------------
will not implement any rate increases or channel additions or reconfiguration of the existing tier service level prior to the Closing, unless agreed to by Buyer in writing or otherwise required by law, regulation of judicial order.

           8.7    Persons Employed in the System.  Seller will provide to Buyer
                  ------------------------------
as soon as practicable after the execution of this Agreement copies of all documentation describing any employee benefit plans currently in place for any persons employed in the operation of the System, and will promptly provide Buyer with copies of any such documentation relating to benefit plans which come into effect between the date hereof and the Closing Date.

           8.8    Employees to be Hired by Buyer.  Buyer shall provide Seller,
                  ------------------------------
at least thirty (30) days prior to the Closing Date (but not earlier than ten
(10) days following Buyer's receipt of an executed copy of this Agreement with
Schedule 5.16 attached), a written list of the names of all of the System's current employees, if any, to be hired as employees of Buyer after the Closing Date (a "Transferred Employee"). It is clearly understood that Buyer has no obligation to employ any of Seller's employees, and that Seller will be responsible for all amounts owed to any employee terminated on or before the Closing Date, including but not limited to wages, salaries, sick pay, accrued vacation or other benefits, or payments on account of the termination. Effective upon the Closing, Seller will terminate all employees of the System who will not remain employees of Seller after the Closing (including any Transferred Employee), and will pay to all such employees all wages, salaries, sick pay, and other benefits accruing through the Closing Date

(except for accrued vacation to the extent included in the adjustments to the Purchase Price pursuant to Section 4.1), along with any payments due on account of the termination. Each Transferred Employee shall be eligible to participate in Buyer's employee benefit plans as of the first day of the month following the month during which the Closing occurs (except with respect to Seller's 401(k) plan, eligibility for participation in which will begin on the January 1 or July 1 first following the Closing Date).

           8.9    Negotiations with Others.  Until the Closing, neither Seller
                  ------------------------
nor its agents or employees will offer the assets of the System to, respond to offers for the assets of the System from (other than to indicate that the sale of the assets of the System is under contract), or otherwise negotiate for the sale of the assets of the System to, or for any merger with, any third party, nor will any of them make information about the assets of the System available to any third party who is not currently a partner of Seller, except in the ordinary course of business.

           8.11   Allocation of Purchase Price.  The consideration payable by
                  ----------------------------
Buyer under this Agreement will be allocated among the Assets as set forth in a schedule to be prepared not later than 180 days after the Closing Date (or April 1 of the year following the Closing Date, if earlier) by an independent appraiser with significant experience in the cable television industry. Such appraiser shall be selected by the mutual agreement of Buyer and Seller within 30 days after the date of this Agreement, and the fees and expenses of such appraiser shall be shared equally by Buyer and Seller. Buyer and Seller agree to be bound by the allocation and will not take any position inconsistent with such allocation and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocation.

           8.12   Subscriber Billing and Collections After the Closing.  Seller
                  -----------------------------------------------------
will provide reasonable assistance to Buyer to facilitate the generation of billing statements to subscribers of the System during the sixty (60) day period following the Closing Date, subject to Buyer's obligation to reimburse Seller for all actual out-of-pocket costs incurred by Seller in connection therewith, and Seller shall cooperate with Buyer and execute all documentation necessary to enable Buyer to negotiate checks from subscribers made payable to Seller but delivered after the Closing.

           8.13   Brokerage Commission to be Paid by Seller.  Seller shall pay
                  -----------------------------------------
the brokerage commission, if any, due to The Jones Group, Ltd.

     9.0   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.
           -------------------------------------------

           All obligations of Buyer at the Closing hereunder are subject to the fulfillment of each of the following conditions at or prior to the Closing, any or all of which may be waived in writing in whole or in part by Buyer:

           9.1    Representations and Warranties.  The representations and
                  ------------------------------
warranties of the Warranting Parties contained herein shall have been true and correct in all material respects as of the date when made and shall be true and correct in all material respects on and as of the

Closing Date with the same force and effect as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

           9.2    Covenants.  Seller shall in all material respects have
                  ---------
performed its obligations, agreements, and covenants contained in this Agreement to be performed or complied with by it on or before the Closing Date.

           9.3    Consents and Approvals.  Seller and Buyer shall have obtained
                  ----------------------
all consents and approvals of third persons or parties, including the FCC, the FAA, all franchise authorities, and all other governmental authorities, bodies, or agencies having jurisdiction over the transactions contemplated by this Agreement, or any part thereof, necessary for the consummation of the transaction contemplated by this Agreement, including consents to assignment of the Leases, Contracts, and Licenses; provided, however, that with respect to each pole agreement, either (i) Seller shall have obtained any required consent to assign such agreement to Buyer or (ii) Buyer shall have entered into a new license agreement for pole attachments or made alternative arrangements reasonably acceptable to Buyer for use of such pole attachments without violation of any law, rule or regulation. With respect to all contractual arrangements requiring the consent of third parties, Seller shall have used commercially reasonable efforts to obtain a representation from the consenting party that the subject agreement is in full force and effect, and that Seller is not in material default of any of its obligations with respect to the subject agreement. The obtaining of any such consent shall not be conditioned upon Buyer agreeing to terms less favorable to Buyer than those set forth in the copies of the Leases, Contracts, and Licenses delivered by Seller to Buyer, or to any other conditions materially adverse to Buyer.

           9.4    Instruments of Conveyance.  Seller shall have delivered to
                  -------------------------
Buyer a Bill of Sale and Assignment in the form of Exhibit 9.4.1 hereto, Assignments of Cable Television Franchises in the form of Exhibit 9.4.2 hereto, and all other applicable assignments and other good and sufficient instruments of conveyance, transfer, and assignment, all in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer good and marketable title in and to the System and the Assets transferred pursuant to this Agreement, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations, of any nature whatsoever, except as permitted in this Agreement. With respect to any fee simple interests in real property transferred hereunder, Seller shall have obtained, at Seller's expense, title insurance commitments in form and content reasonably satisfactory to Buyer, and shall have delivered to Buyer copies of all recorded documents evidencing exceptions to title specified in such title policies. With respect to any unrecorded leasehold interests in real property transferred hereunder, Seller shall have used commercially reasonable efforts to cause to be executed by the lessor thereof and delivered to Buyer a memorandum of lease in proper form for recordation.

           9.5    Opinion of Counsel.  Buyer shall have been furnished with an
                  ------------------
opinion of Elizabeth M. Steele, Vice President and General Counsel of Jones Intercable, Inc., dated the Closing Date and addressed to Buyer, in the form attached hereto as Exhibit 9.5.

           9.6    Opinion of FCC Counsel.  Buyer shall have been furnished with
                  ----------------------
an opinion of Cole Raywid & Braverman, FCC counsel for Seller, dated the Closing Date and addressed to Buyer, in the form attached hereto as Exhibit 9.6.

           9.7    Lien Clearances.  Seller shall have obtained and delivered to
                  ---------------
Buyer a copy of the report of a lien search (including all supporting documentation) conducted by a company reasonably acceptable to Buyer in all states and counties in which any of the Assets are located and/or Seller is incorporated, dated not more than ten (10) days prior to the Closing Date, designating all presently effective financing statements, chattel or other mortgages, tax or judgment liens, or other liens purporting to affect any of the Assets (collectively, "Record Liens"). In the event Seller has operated any part of the System or owned or leased any of the Assets under any fictitious or assumed business name or trade name, the search shall include the applicable records under each such fictitious or assumed business name or trade name as well as the name of Seller set forth on page 1 of this Agreement. In the event the search reveals any Record Liens (other than Permitted Encumbrances), such liens shall have been released or terminated at or prior to the Closing, or Buyer shall have received adequate assurances that all such Record Liens will be released or terminated substantially concurrently with the Closing.

           9.8    Adverse Change.  Between the date of this Agreement and the
                  --------------
Closing, there shall have been no material adverse change in the System or the Assets, or their respective conditions (financial or otherwise), operations, or business, other than (i) a change arising out of general economic conditions in the United States, (ii) any change affecting the U.S. cable industry as a whole, including any change arising from legislation, litigation, rulemaking or regulation, or (iii) competition caused by or arising from direct broadcast satellite services. Neither Seller nor the System shall have suffered any material loss by fire, windstorm, or other casualty which, subject to any election made by Buyer pursuant to Section 16, has not been fully restored or replaced to the condition in which it existed prior to such change.

           9.9    Certificate of Compliance.  Seller shall have delivered to
                  -------------------------
Buyer a Certificate of Compliance in the form of Exhibit 9.9 hereto, signed by the general partner of its general partners and dated on and as of the Closing Date.

           9.10   Legal Proceedings.  There shall not be pending or threatened
                  -----------------
any lawsuit, claim, or legal action involving Buyer, Seller, the Assets, or the System relating to the transactions contemplated by this Agreement.

           9.11   Copyright Documentation.  Prior to or at the Closing, Seller
                  -----------------------
shall have delivered copies of all of its Copyright Filings (as defined in Section 5.12, above) for the System which relate to the last six (6) semiannual reporting periods occurring prior to the Closing, along with all information required by Buyer to complete the Copyright Filings for the semiannual reporting period in which the Closing occurs.

           9.12   Blueprints, Etc.  Seller shall have delivered to Buyer all
                  ---------------
blueprints, schematics, working drawings, plans, projections, statistics, engineering records, contracts to be assumed by Buyer, customer and subscriber lists, and other files and records used by Seller in connection with its operations and to be assigned to Buyer in accordance with this Agreement.

           9.13   Covenants not to Compete.  Seller shall have delivered to
                  ------------------------
Buyer, and shall have caused Jones Intercable, Inc., Jones Cable Income Fund 1-B, Ltd., and Jones Cable Income Fund 1-C, Ltd. to have delivered to Buyer, Non-Competition Agreements in the form of Exhibit 9.13.

           9.14   Sales Tax Clearances.  Seller shall have delivered to Buyer
                  --------------------
certificates issued by all applicable taxing authorities, to the extent such certificates are provided by such authorities, certifying the absence of any sales tax liability applicable to the System, issued as of a date not more than ten (10) days prior to the Closing Date.

           9.15   Confirmation Sweep.  Buyer shall have been afforded the
                  ------------------
opportunity, at Buyer's expense, to engage a qualified engineer to perform a sweep of the System to confirm that the entire distribution system of the System is as set forth in Schedule 5.11.

           9.16   Number of Basic Subscribers.  The System will have not less
                  ---------------------------
than Six Thousand Three Hundred (6,300) Basic Subscribers (as defined in Section 4.2) as of the Closing.

           9.17   Compliance Documentation.  Buyer shall have received (i)
                  ------------------------
copies of all required current Proofs of Compliance with OSHA Safety Standards for all vehicles and vehicle safety equipment; (ii) copies of Seller's filed FCC Forms 395-A for the last five years; (iii) copies of Seller's FCC/EEO compliance certificates for the last five years, or reasonably satisfactory explanations for any periods for which such certificates were withheld; and (iv) copies of Employee Eligibility Verification Forms (I-9) as required by the Immigration Control and Reform Act of 1986, for each employee being hired by Buyer who was hired by Seller after November 6, 1986 (other than employees Fields and Goodson).

           9.18   Rate Certification Documentation.  Buyer shall have received
                  --------------------------------
true and correct copies of all FCC Forms 393 (and/or Forms 1200, 1205, 1210 and
1240) which have been filed or prepared for filing with respect to the System, along with copies of such backup documentation as Buyer may reasonably request to confirm the information contained in all such Forms 393 (and/or Forms 1200, 1205, 1210 and 1240).

           9.19   System Revenues.  Revenues generated directly from the
                  ---------------
operation of the System during the three (3) month period concluding with the last day of the last calendar month prior to the month during which the Closing occurs shall have been not less than Six Hundred Twelve Thousand Five Hundred Dollars ($612,500.00).

           9.20   Signal Leakage.  The System shall have complied in all
                  --------------
material respects with FCC rules and regulations regarding signal leakage, as reflected in the leakage logs and other records delivered to Buyer in accordance with Section 5.6.4.

           9.21   Other Documents.  Seller shall have delivered such other
                  ---------------
documents as may be reasonably requested by Buyer to effect the transaction contemplated by this Agreement.

     10.0  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.
           --------------------------------------------

           All obligations of Seller at the Closing hereunder are subject to the fulfillment of each of the following conditions at or prior to the Closing, any one or more of which may be waived in writing in whole or in part by Seller:

           10.1   Purchase Price.  Receipt by Seller of the Purchase Price as
                  --------------
described in Section 2.0.

           10.2   Representations and Warranties.  All representations and
                  ------------------------------
warranties of Buyer contained herein shall have been true and correct in all material respects as of the date when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

           10.3   Covenants.  Buyer shall, in all material respects, have
                  ---------
performed all of its obligations, agreements, and covenants in this Agreement to be performed or complied with by it on or before the Closing Date.

           10.4   Certificate of Compliance.  Buyer shall have delivered to
                  -------------------------
Seller a Certificate of Compliance in the form of Exhibit 10.4 hereto, signed by the President or any Executive Vice President of Buyer, dated on and as of the Closing Date.

           10.5   Assumption Agreement.  Buyer shall have executed and delivered
                  --------------------
to Seller an Assumption Agreement in the form of Exhibit 10.5, dated the Closing Date.

           10.6   Opinion of Counsel.  Seller shall have received an opinion of
                  ------------------
Goldman & Kagon Law Corporation, counsel for Buyer, dated the Closing Date and addressed to Seller, in the form of Exhibit 10.6 hereto.

           10.7   Consents and Approvals.  Seller and Buyer shall have obtained
                  ----------------------
all required consents and approvals of third persons or parties, including the FCC, the FAA, all franchise authorities, and all other governmental authorities, bodies, or agencies having jurisdiction over the transactions contemplated by this Agreement, or any part thereof, necessary for the consummation of the transaction contemplated by this Agreement, including required consents to assignment of the Leases, Contracts, and Licenses, all such consents without any conditions materially adverse to Seller.

           10.8   Legal Proceedings.  There shall not be pending or threatened
                  -----------------
any lawsuit, claim, or legal action relating to the transactions contemplated by this Agreement seeking to enjoin or render unlawful its consummation.

           10.9   Minimum Subscribers.  The System will have not less than six
                  -------------------
thousand three hundred (6,300) Basic Subscribers (as defined in Section 4.2) as of the Closing; provided, however, that in the event the System has fewer than six thousand three hundred (6,300) Basic Subscribers as of Closing and Buyer agrees to limit the amount of the actual adjustment to the Purchase Price pursuant to Section 4.1.4 to $527,450 (the product of One Thousand Five Hundred

Seven Dollars ($1,507.00) and Three Hundred Fifty (350), then the condition set forth in this Section 10.9 shall be deemed waived by Seller.

           10.10  Limited Partner Approval.  The limited partners of the general
                  ------------------------
partners of Seller shall have voted to approve the transactions contemplated by the Agreement in accordance with their respective partnership agreements.

           10.11  Other Documents.  Buyer shall have delivered such other
                  ---------------
documents as may be reasonably requested by Seller to effect the transaction contemplated by this Agreement.

     11.0  FURTHER ASSURANCES.
           ------------------

           At and after the Closing, Seller and Buyer will, without further consideration, execute and deliver such further instruments and documents and do such other acts and things as the other party or parties may reasonably request in order to effect or confirm the transactions contemplated by this Agreement.

     12.0  INDEMNIFICATION.
           ---------------

           12.1   Indemnification of Buyer by the Warranting Parties.  The
                  --------------------------------------------------
Warranting Parties and their successors and assigns shall indemnify and hold Buyer harmless against and in respect of, and shall reimburse Buyer for:

                  12.1.1 Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by any of the Warranting Parties contained herein or in any certificate, document, or instrument delivered to Buyer hereunder;

                  12.1.2 Any and all obligations of Seller not specifically assumed by Buyer pursuant to the terms of this Agreement and the Assumption Agreement, including but not limited to any and all federal or state income, franchise, sales, property, or payroll tax liabilities or any and all liabilities arising under any Leases, Contracts, Licenses, or other agreements assumed by Buyer pursuant to this Agreement and the Assumption Agreement and relating to events which occurred prior to the close of business on the Closing Date;

                  12.1.3 Any claims for finder's fees or brokerage or other commissions by any person, firm, or corporation, arising by reason of any services alleged to have been rendered to or at the instance of any of the Warranting Parties with respect to this Agreement or any of the transactions contemplated hereby;

                  12.1.4 Any and all losses, liabilities, or damages resulting from Seller's operation or ownership of the System prior to the close of business on the Closing Date;

                  12.1.5 Any and all losses, liabilities, or damages resulting from claims arising after the Closing Date made by or on behalf of persons employed by Seller at any time prior to the Closing and who are not employed by B uyer after the Closing; and

                  12.1.6 Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

           If any claim covered by the foregoing indemnity is asserted against Buyer by a third party, Buyer shall promptly give Seller notice thereof and give the Warranting Parties an opportunity to defend or settle the same with counsel of their choice and at their expense. The failure to give Seller prompt notice of any such claim shall not affect the Warranting Parties' obligations pursuant to this Section 12.1, except that Buyer shall be responsible for any damages proximately incurred by Seller as a result of such failure. Buyer shall extend its full cooperation in connection with such defense, subject to reimbursement for actual out-of-pocket expenses incurred by Buyer as the result of a request by either of the Warranting Parties. The settlement of any such claim by Buyer prior to giving the Warranting Parties such opportunity or while the Warranting Parties are providing an appropriate defense, without the Warranting Parties' prior written consent (which consent shall not be unreasonably withheld or delayed), shall release the Warranting Parties from their obligations hereunder with respect to such claim or action so settled. No settlement which fails to contain a provision expressly negating any claim of wrongdoing on the part of Buyer shall be entered into on behalf of Buyer without its prior written consent. Such consent shall not be unreasonably withheld or delayed, and may only be withheld to the extent Buyer reasonably believes the lack of such a provision may result in a material adverse impact on its business operations.
If the Warranting Parties fail to defend said claim within a reasonable time after notice thereof, Buyer shall be entitled to assume the defense thereof and the Warranting Parties shall be bound by the results obtained by Buyer with respect to such claim, and the Warranting Parties shall be liable to Buyer for all expenses incurred in such defense and/or in any action to enforce its indemnification rights hereunder, including, without limitation, reasonable attorneys' fees and any settlement payments.

                  12.1.7 Claims for indemnification arising solely by reason of any misrepresentation or breach or nonfulfillment of any representation, warranty or covenant shall not be payable by the Warranting Parties hereunder unless such claims exceed, on a cumulative basis, the sum of $25,000 ("Seller's Basket Amount"). In the event such claims exceed Seller's Basket Amount, such claims shall be payable from the first dollar thereof. Notwithstanding anything in this Agreement to the contrary, the liability of Warranting Parties to Buyer under this Agreement shall not exceed $2,500,000 in the aggregate; provided, however that this limitation shall not apply to any breaches of Warranting Parties' warranties of title with respect to the Assets.

           12.2   Indemnification of Seller by Buyer.  Buyer and its successors
                  ----------------------------------
and assigns shall indemnify and hold Seller harmless against and in respect of, and shall reimburse Seller for:

                  12.2.1 Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by Buyer contained herein or in any certificate, document, or instrument delivered to Seller hereunder;

                  12.2.2 Any claims for finder's fees or brokerage or other commissions by any person, firm, or corporation, arising by reason of any services alleged to have been rendered to or at the instance of Buyer with respect to this Agreement or any of the transactions contemplated hereby;

                  12.2.3 Any and all losses, liabilities, or damages resulting from Buyer's operation or ownership of the System after the Closing Date or relating to obligations undertaken by Buyer pursuant to the Assumption Agreement; and

                  12.2.4 Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

           If any claim covered by the foregoing indemnity is asserted against Seller by a third party, Seller shall promptly give Buyer notice thereof and give Buyer an opportunity to defend or settle the same with counsel of Buyer's choice and at Buyer's expense. The failure to give Buyer prompt notice of any such claim shall not affect Buyer's obligations pursuant to this Section 12.2, except that Seller shall be responsible for any damages proximately incurred by
Buyer as a result of such failure.   Seller shall extend its full cooperation in
connection with such defense, subject to reimbursement for actual out-of-pocket expenses incurred by Seller as the result of a request by Buyer. The settlement of any such claim by Seller prior to giving Buyer such opportunity or while Buyer is providing an appropriate defense, without Buyer's prior written consent (which consent shall not be unreasonably withheld or delayed), shall release Buyer from its obligations hereunder with respect to such claim or action so settled. No settlement which fails to contain a provision expressly negating any claim of wrongdoing on the part of Seller shall be entered into on behalf of Seller without its prior written consent. Such consent shall not be unreasonably withheld or delayed, and may only be withheld to the extent Seller reasonably believes the lack of such a provision may result in a material adverse impact on its business operations. If Buyer fails to defend any such claim within a reasonable time after notice thereof, Seller shall be entitled to assume the defense thereof and Buyer shall be bound by the results obtained by Seller with respect to such claim, and Buyer shall be liable to Seller for all expenses incurred in such defense and/or in any action to enforce its indemnification rights hereunder, including, without limitation, reasonable attorneys' fees and any settlement payments.

           12.2.5 Claims for indemnification arising solely by reason of any misrepresentation or breach or nonfulfillment of any representation, warranty or covenant shall not be payable by Buyer hereunder unless such claims exceed, on a cumulative basis, the sum of $25,000 ("Buyer's Basket Amount"). In the event such claims exceed Buyer's Basket Amount, such claims shall be payable from the first dollar thereof. Notwithstanding anything in this Agreement to the contrary, in no event shall the liability of Buyer to Seller under this Agreement exceed $2,500,000 in the aggregate.

     13.0  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
           -----------------------------------------------------

           All statements made by the Warranting Parties in this Agreement or in any certificate delivered by or on behalf of Seller pursuant to this Agreement shall be deemed representations and warranties of the Warranting Parties, and all statements made by Buyer in this Agreement or contained in any certificate delivered by or on behalf of Buyer pursuant to this Agreement shall be deemed representations and warranties of Buyer. Except as otherwise set forth below, all representations and warranties made by Buyer or by the Warranting Parties hereunder and all indemnities, covenants, and agreements relating thereto, other than those expressly designating a longer term herein, shall survive the Closing for a period of eighteen (18) months, notwithstanding any investigation by the parties hereto. Notwithstanding the foregoing, the representations and warranties made by the Warranting Parties in Section 5.18 and in the concluding paragraph of Section 5.16 shall survive the Closing for the period of time ending, in each case, as of the date of expiration of the applicable statutory period within which Buyer could assert claims against Seller for a breach thereof, and the following shall survive the Closing without limitation, notwithstanding any investigation by the parties hereto:

           13.1 The representations and warranties made by the Warranting Parties in Sections 5.1, 5.2, and 5.22;

           13.2   The representations and warranties made by Buyer in Sections
6.1 and 6.2;

           13.3 The obligations of the Warranting Parties and Buyer for legal fees and other defense costs under Sections 12.1 and 12.2; and

           13.4 The obligations of either the Warranting Parties or Buyer under any other representation or warranty made hereunder where the party relying on such representation or warranty is able to prove that the party making such representation or warranty had actual knowledge of the falsity of any such representation or warranty at the time of execution. There are no intended third party beneficiaries of this Agreement, and to the extent any third party asserts any claim or cause of action arising from the alleged breach of any representation or warranty, covenant, or agreement in this Agreement, the statute of limitations for such alleged claim or cause of action shall not in any way be extended or tolled by reason of this Section 13.0.

     14.0  NOTICES.
           -------

           Any notices or other communications to Seller or Buyer shall be personally delivered, sent by certified or registered mail, return receipt requested, by Federal Express or similar service that records delivery, or by facsimile transmission combined with any of the foregoing methods of notice, to the addresses set forth below, or to such other address as Seller or Buyer may designate, from time to time, by written notice to the other. Any such notice shall be deemed effective upon receipt.

     If To Seller:                       With A Copy To:
     ------------                        --------------

     Jones Cable Income 1-B/C Venture    Holland & Hart
     c/o Jones Intercable, Inc.          555 Seventeenth Street, Suite 3200
     9697 East Mineral Avenue            P.O. Box 8749
     P.O Box 3309                        Denver, CO  80202 (delivery)
     Englewood, CO  80112 (delivery)                 80201-8749 (mail)
                    80155 (mail)         Fax No. (303) 295-8261
     Fax No. (303) 799-1644              Attn:  Stephen P. Villano, Esq.
     Attn:  Legal Department


    If to Buyer:                        With A Copy To:
    -----------                         --------------

    Falcon Cable TV                     Goldman & Kagon Law Corporation
    10900 Wilshire Boulevard            1801 Century Park East
    Fifteenth Floor                     Suite 2222
    Los Angeles, California  90024      Los Angeles, California  90067
    Attn:  General Counsel              Attn:  Charles D. Meyer, Esq.



     15.0  CONFIDENTIALITY.
           ---------------

           In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, the parties hereto will keep confidential any proprietary information obtained from the other party in connection with the transactions contemplated by this Agreement and will return to the other party all documents, work papers, and other written material obtained by it in connection with the transactions contemplated hereby.

     16.0  RISK OF LOSS.
           ------------

           The risk of loss, damage, or destruction to the Assets to be transferred to Buyer hereunder from fire or other casualty or cause shall be borne by Seller at all times up to the close of business on the Closing Date. The proceeds of any claim for any such loss payable under any insurance policy with respect thereto shall be used to repair, replace, or restore any such property to its former condition, subject to the conditions stated below. In the event of any loss or damage to any of the Assets to be transferred hereunder from fire, casualty, or other causes prior to the Closing, Seller shall notify Buyer of same in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage. In the event that property reasonably required for the full operation of Seller's business is required to be replaced or restored prior to the Closing, Buyer, at its sole option upon five (5) days prior written notice to Seller, and notwithstanding any other limitations contained in this Agreement, may elect to do one of the following:

           16.1   Postponement of Closing.  Postpone the Closing until such time
                  -----------------------
as the property has been repaired, replaced, and restored, but in no event beyond June 30, 1999;

           16.2   Closing with Adjustments.  Consummate the Closing and accept
                  ------------------------
the property in its then condition, in which event Seller shall assign to Buyer any proceeds of insurance theretofore or thereafter received covering the property involved; or

           16.3   Rescission.  Rescind this Agreement and declare it of no
                  ----------
further force and effect, in which event there shall be no Closing and this Agreement and all the terms and provisions hereof shall thereupon be deemed null and void, except for the provisions of Sections 8.13, 12.0 and 15.0 hereof, and the obligation of Seller to return to Buyer any deposit made by Buyer hereunder, which shall survive such rescission.

     17.0  TERMINATION RIGHTS.
           ------------------

           This Agreement may be terminated by either Buyer or Seller, if the terminating party is not then in material default, by written notice to the other party, upon the occurrence of either of the following, with the results prescribed hereunder:

           17.1   Material Default.  Except as otherwise provided herein, if the
                  ----------------
other party defaults in the observance or in the due and timely performance of any of its material covenants or agreements herein contained, which default has not been cured on or prior to the Closing Date (or any subsequent date by which the defaulting party may cure such default), the nondefaulting party shall have all rights and remedies provided in this Agreement and/or at law and/or in equity.

           17.2   Failure of Conditions Precedent.  If any of the conditions
                  -------------------------------
precedent to Closing are otherwise not fulfilled or waived on or before April 30, 1999, without either party being at fault, either party may terminate this Agreement on or after such date without any further liability to the other, except for the liabilities created by the provisions of Sections 12.0 and 15.0 hereof, and the obligation of Seller to return to Buyer any deposit made by Buyer hereunder, which shall survive such termination; provided, however, that if the only conditions remaining unsatisfied as of such date are the obtaining of consents from franchise authorities or otherwise effectuating the transfer of any Licenses as set forth in Section 9.3, this Agreement may only be terminated upon mutual agreement of Seller and Buyer.

           If Buyer shall have the right to unilaterally terminate this Agreement pursuant to this Section 17.0, it may nevertheless elect at its sole option to proceed with the Closing, and such election shall not in any way be deemed a waiver of any of Buyer's rights to indemnification.

     18.0  BULK SALES LAWS.
           ---------------

           Seller agrees to take or cause to be taken all steps necessary to comply with the provisions of any applicable bulk sales, fraudulent conveyance, or other laws for protection of creditors, and Seller further agrees to indemnify and hold Buyer harmless from and reimburse Buyer for any and all claims, liabilities, or obligations which Buyer may suffer or incur by virtue of non-compliance with such applicable laws.

     19.0  MISCELLANEOUS.
           -------------

           19.1   Sales and Transfer Taxes and other Transfer Fees. All sales or
                  ------------------------------------------------
use taxes, transfer taxes, stamp taxes, excise taxes, and license taxes incurred, and all other fees charged, in connection with the sale, transfer, or delivery of any of the Assets to Buyer, shall be paid by Seller, subject to reimbursement of one-half of such taxes and fees by Buyer.

           19.2   Expenses.  Except as otherwise expressly provided herein, the
                  --------
parties hereto shall pay their respective expenses incurred under or in connection with this Agreement.

           19.3   Attorneys' Fees.  Should either Buyer or Seller institute any
                  ---------------
action or proceeding to enforce any provision of this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of such party's rights or obligations hereunder, or for any other judicial or quasi-judicial remedy, the prevailing party in such action or proceeding shall recover from the losing party all reasonable attorneys' fees, costs, and expenses incurred by the prevailing party for the services rendered for or on behalf of such prevailing party.

           19.4   Waiver.  Either Buyer or Seller may waive any provision,
                  ------
breach, or default of this Agreement; provided, however, no waiver of any provision, breach, or default hereunder shall be considered valid unless contained in a writing referring to this Agreement and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any other provision or any subsequent breach or default of the same or similar nature.

           19.5   Assignment and Binding Effect.  This Agreement shall be
                  -----------------------------
binding upon and inure to the benefit of each party hereto, and its successors, assigns, and transferees. Prior to the Closing, Buyer may assign its rights hereunder to any entity affiliated with Buyer, without the consent of Seller, provided that no such assignment shall relieve Buyer of its obligations under this Agreement. No other assignments of any party's rights or obligations hereunder may be made without the prior written consent of the other parties hereto.

           19.6   Governing Law.  The construction and performance of this
                  -------------
Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

           19.7   Section Headings.  The section headings contained in this
                  ----------------
Agreement are for the purpose of convenience only, are not intended as part of this agreement, and are not intended to define or limit the contents of said sections.

           19.8   Counterparts.  This Agreement may be executed in one or more
                  ------------
counterparts, each of which shall constitute an original but which, when taken together, shall be deemed one instrument.

           19.9   Exhibits and Schedules.  The Exhibits and Schedules attached
                  ----------------------
hereto shall be deemed to be incorporated by reference in this Agreement as if fully set forth herein.

           19.10  Entire Agreement.  This Agreement and the Exhibits,
                  ----------------
agreements, and Schedules referred to herein constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and oral understandings, if any. Except as otherwise provided herein, this Agreement may not be modified, amended, or terminated other than by a written agreement specifically referring to this Agreement and signed by all of the parties hereto.

           19.11  Resolutions.  Within 45 days of the execution of this
                  -----------
Agreement Buyer and Seller shall have delivered to each other copies of resolutions of the Board of Directors of each corporate general partner of Buyer and Seller authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified as true and correct by the Secretary or Assistant Secretary of each corporate general partner.

           19.12  Due Inquiry.  Whenever in this Agreement a representation is
                  -----------
qualified as being "to the best knowledge of the Warranting Parties, after due inquiry," or the substantial equivalent thereof, it shall mean only that Seller has made inquiry of the employees of the System and of Neil Sullivan, Vice President/Operations of Jones Intercable, Inc., and his management team with respect to the particular matter.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:                                    BUYER:
------                                     -----
JONES CABLE INCOME FUND 1-B/C              FALCON COMMUNITY VENTURES I
VENTURE, a Colorado partnership            LIMITED PARTNERSHIP,
                                           a California limited partnership


By: Jones Cable Income Fund 1-B, Ltd.      By: Falcon Community Investors, L.P.,
    and Jones Cable Income Fund 1-C, Ltd.      a California limited partnership,
    its general partners                       its managing general partner

    By:  Jones Intercable, Inc.,               By:  Falcon Holding Group, Inc.,
         a Colorado corporation,                    a California corporation,
         their general partner                      its managing general partner


         By:   /s/James B. O'Brien                 By:/s/Stanley S. Itskowitch
               ----------------------------            -------------------------
         Name: James B. O'Brien                        Stanley S. Itskowitch
               ----------------------------            Executive Vice President
         Title:President
               ----------------------------


    The undersigned agrees to be bound by the representations and warranties set forth in Section 5 hereof, and all other provisions affecting the survival of such representations and warranties and the indemnification arising therefrom.


JONES INTERCABLE, INC.,
a Colorado corporation


By:    /s/ Elizabeth Steele
       --------------------
Name:  Elizabeth Steele
       --------------------
Title: Vice President
       --------------------